ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made and effective as of February 12, 2018 (the “Effective Date”) and is entered into by and between BLOCESPACE INC. (f/k/a Cryptoespace Inc.) (the “Assignor”) and MARATHON CRYPTO MINING, INC. (the “Assignee”);

WHEREAS Assignor is a party to a lease agreement with 9349-0001 Quebec Inc. (the “Landlord”) entered into on November 12, 2017 for the premises located at 460 Robinson South, Granby, Quebec J2G-7N6 (the “Lease”);

WHEREAS Assignor desires to assign the Lease and all of its rights, interests and obligations thereunder to the Assignee, and Assignee is willing to accept the Lease and all of Assignor’s rights, interests and obligations thereunder;

WHEREAS the Landlord has offered its consent to Assignor to assign the Lease to Assignee;

NOW THEREFORE, in in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged the parties hereto hereby agree as follows:

1.	The preamble recited hereinabove shall form an integral part of this Assignment and Assumption Agreement.

2.	The Assignor hereby irrevocably assigns and transfers to the Assignee as of the Effective Date, its entire right, title and interest in the Lease, attached hereto in Schedule A (the “Assignment”).

3.	The Assignee hereby accepts, as of the Effective Date, the Assignment and, for the benefit of the Assignor, expressly assumes and agrees to hereafter perform all of the terms, covenants, conditions and obligations of Assignor under the Lease, as though it were originally a party to the Lease.

4.	The Assignee represents and warrants that it is legally authorized to enter into this Assignment and Assumption Agreement.

5.	The Assignor represents and warrants that (a) it is legally authorized to enter into this Assignment and Assumption Agreement and (b) it has received the prior consent of the Landlord and can assign the Lease, pursuant to the terms therein.

6.	This Assignment and Assumption Agreement shall bind and inure to the benefits of the parties hereto and their respective successors and assigns.

7.	All prior negotiations, considerations, representations, understandings and agreements between Assignor and Assignee regarding this assignment are merged within this Assignment and Assumption Agreement, which alone fully and completely sets forth the understanding of the parties. This Assignment and Assumption Agreement may not be changed, modified or altered except by an agreement in writing signed by the parties hereto.

8.	This Agreement and other documents delivered pursuant hereto and the legal relations between the parties shall be governed and construed in accordance with the laws of the province of Quebec. It is the express wish of the parties that this agreement be drawn up and executed in English. Les parties conviennent que la présente convention soit rédigée et signée en anglais

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first above written by their respective duly authorized signatories.

BLOCTECHNOLOGIES CANADA INC.

Per	/s/ Robert Mincoff
Name:	Robert Mincoff
Title:	President

MARATHON PATENT GROUP INC.

Per	/s/ Merrick Okamoto
Name:	Merrick Okamoto
Title:	CEO

The lease agreement by and between Blocespace Inc. (f/k/a Cryptoespace Inc.) (the “Tenant”) and 9349-0001 Quebec Inc. (the “Landlord”) entered into on November 12, 2017 for premises located at 460 Robinson South, Granby, Quebec J2G-7N6.